Exhibit 10.1

Exchange Agreement

by and among

EZFill Holdings, Inc.,

all of the Members of Next Charging LLC

and

Michael Farkas as the Members’ Representative

i

Exhibits

Exhibit A	Assignment of Membership Interests
Exhibit B	Form of Lock-Up Agreement

ii

Exchange Agreement

Dated as of August 10, 2023

This Exchange Agreement (this “Agreement”) is entered into as of the date first set forth above (the “Effective Date”) by and between (i) EZFill Holdings, Inc., a Delaware corporation (the “Company”); (ii) all of the members of Next Charging LLC, a Florida limited liability company (“Next Charging”) as set forth on the signature pages hereof (the “Members”); and (iii) Michael Farkas as the representative of the Members (the “Members’ Representative”). Each of the Company, the Members and the Members’ Representative may be referred to herein collectively as the “Parties” and separately as a “Party”.

WHEREAS, the Members are all of the members of Next Charging, and at the Closing (as defined below), the Company agrees to acquire from the Members 100% of the membership interests of Next Charging (the “Membership Interests”) in exchange for the issuance by the Company to the Members of shares of common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, Next Charging will become a wholly owned subsidiary of the Company; and

WHEREAS, for Federal income tax purposes, it is intended that the Exchange (as defined below) qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

Article I. Definitions and Interpretations

Section 1.01 Definitions. The following terms, as used herein, have the following meanings

(a)	“Accredited Investor” has the meaning set forth in Section 4.07(b).

(b)	“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

(c)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(d)	“Agreement” has the meaning set forth in the introductory paragraph hereto.

(e)	“Assignment of Membership Interests” has the meaning set forth in Section 2.04(a).

(f)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Delaware are authorized or required by law or executive order to close.

(g)	“Capitalization Table” has the meaning set forth in Section 3.02(b).

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(h)	“Certificate Amendment” has the meaning set forth in Section 2.01.

(i)	“Closing Date” has the meaning set forth in Section 2.03.

(j)	“Closing” has the meaning set forth in Section 2.03.

(k)	“Code” has the meaning set forth in the recitals hereto.

(l)	“Common Stock” has the meaning set forth in the recitals hereto.

(m)	“Company Board” means the Board of Directors of the Company.

(n)	“Company Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article V.

(o)	“Company Financials” has the meaning set forth in Section 5.08(b).

(p)	“Company Organizational Documents” has the meaning set forth in Section 5.01.

(q)	“Company” has the meaning set forth in the introductory paragraph hereto.

(r)	“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

(s)	“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses, franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

(t)	“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, with “Controlled”, “Controlling” and “under common Control with” have correlative meanings; and provided that, without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

(u)	“Derivatives” means any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Securities of a Person or obligating such Person to issue or sell any of its Equity Securities, including, without limitation any simple agreements for future equity or any similar agreements or instruments.

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(v)	“DGCL” means the Delaware General Corporation Law.

(w)	“Effective Date” has the meaning set forth in the introductory paragraph hereto.

(a)	“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(x)	“Equity Security” means, in respect of any Person, (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), and, (d) any “equity security” within the meaning of the Exchange Act.

(y)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(z)	“Exchange Shares” has the meaning set forth in Section 2.02(b).

(aa)	“Exchange” has the meaning set forth in Section 2.02(d).

(bb)	“First Target” has the meaning set forth in Section 2.07(d)(i).

(cc)	“Florida Act” means the Florida Revised Limited Liability Company Act.

(dd)	“Fueling Station” has the meaning set forth in Section 2.07(d)(iv).

(ee)	“GAAP” means generally accepted accounting principles as in effect in the United States of America.

(b)	“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(ff)	“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by a Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

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(gg)	“Knowledge of the Company” means the actual knowledge of the officers of the Company, after and assuming reasonable inquiry.

(hh)	“Knowledge of the Members’ Representative” means the actual knowledge of the Members’ Representative, after and assuming reasonable inquiry.

(c)	“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(d)	“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

(ii)	“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(jj)	“Lock-Up Agreement” has the meaning set forth in Section 2.06(b).

(kk)	“Material Adverse Effect”, with respect to any Person, means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of such Person, or (b) the ability of such Person to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which such Person operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect on a subject Person has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person compared to other participants in the industries in which such Person conducts its business.

(ll)	“Mediator” has the meaning set forth in Section 9.04(a).

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(mm)	“Member Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article III.

(nn)	“Members’ Representative” has the meaning set forth in the introductory paragraph hereto.

(oo)	“Members” has the meaning set forth in the introductory paragraph hereto.

(pp)	“Membership Interests” has the meaning set forth in the recitals.

(qq)	“Nasdaq” means the Nasdaq Capital Market.

(rr)	“Next Charging Organizational Documents has the meaning set forth in Section 3.02(a).

(ss)	“Next Charging” has the meaning set forth in the introductory paragraph hereto.

(tt)	“Order” means any decree, order, judgment, writ, award, injunction, rule, injunction, stay, decree, judgment or restraining order or consent of or by an Governmental Authority.

(uu)	“Party” and “Parties” have the meanings set forth in the introductory paragraph hereto.

(vv)	“Period of Restriction” has the meaning set forth in Section 2.07(b).

(ww)	“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

(xx)	“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Transaction Document.

(yy)	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(zz)	“Preferred Stock” has the meaning set forth in Section 5.06(a).

(aaa)	“Public Certifications” has the meaning set forth in Section 5.08(a).

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(bbb)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(ccc)	“Required Stockholder Approval” has the meaning set forth in Section 6.04(b).

(ddd)	“Restricted Shares” has the meaning set forth in Section 2.02(c).

(eee)	“Rule 144” has the meaning set forth in Section 4.07(f).

(fff)	“SEC Reports” has the meaning set forth in Section 5.08(a).

(ggg)	“SEC” means the U.S. Securities and Exchange Commission.

(hhh)	“Second Target” has the meaning set forth in Section 2.07(d)(ii).

(iii)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(jjj)	“Selected Courts” has the meaning set forth in Section 9.02(b).

(kkk)	“Stockholder Approval Matters” has the meaning set forth in Section 6.04(a).

(lll)	“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

(mmm)	“Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any Liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

(nnn)	“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

(ooo)	“Termination Date” means December 30, 2023.

(ppp)	“Transaction Documents” means this Agreement, the Assignment of Membership Interests, the Lock-Up Agreements and any other certificate, agreement or document entered into or delivered in connection with the transactions as contemplated herein or therein.

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(qqq)	“Transactions” means the transactions contemplated by the Transaction Documents.

(rrr)	“Vested Shares” has the meaning set forth in Section 2.02(c).

Section 1.02 Interpretive Provisions. Unless the express context otherwise requires (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained herein is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II. The Transactions

Section 2.01 Amendment of Certificate. Prior to the Closing, and as a condition precedent thereto, the Company shall undertake such actions as required to amend the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock from 50,000,000 shares of Common Stock to 500,000,000 shares of Common Stock (the “Certificate Amendment”).

Section 2.02 The Exchange.

(a)	On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Members shall sell, assign, transfer and deliver to the Company, free and clear of all Liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, all of the Membership Interests.

(b)	All of the Membership Interests shall be exchanged, collectively, for 100,000,000 shares of Common Stock (“Exchange Shares”), which shall be apportioned between the Members pro rata based on the respective proportion of the Membership Interests as owed by each Member as set forth on the Capitalization Table (as defined below). The Exchange Shares shall be issued in book entry form and shall not be certificated.

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(c)	16,000,000 of the Exchange Shares (the “Vested Shares”) shall be fully earned and vested as of the Closing Date, and the remaining 84,000,000 Exchange Shares (the “Restricted Shares”) shall be subject to vesting or forfeiture as set forth in Section 2.07.

(d)	The exchange as set forth in this Section 2.02, subject to the other terms and conditions herein, is referred to collectively herein as the “Exchange”.

(e)	At the Closing (as defined below) the Members shall, on transfer of their respective Membership Interests to the Company, be recorded in the stock ledger of the Company as the owners of the applicable portions of the Exchange Shares.

Section 2.03 Closing. The closing of the Transactions (the “Closing”) shall occur on second Business Day following the satisfaction or waiver (by the Party for whose benefit the conditions to exist) of the conditions to closing set forth in Section 7.01, Section 7.02 and Section 7.03, or at such other date, time or place as the Company and the Members’ Representative may agree (the date and time at which the Closing is actually held being the “Closing Date”), via the exchange of electronic documents and other items as required herein.

Section 2.04 Member Deliverables at the Closing. At the Closing, the Members’ Representative on behalf of the Members shall deliver to the Company the following:

(a)	An Assignment of Membership Interests in the form as attached hereto as Exhibit A (the “Assignment of Membership Interests”), duly completed and executed by each Member.

(b)	A certificate of the Members’ Representative, dated as of the Closing Date, and:

(i)	certifying that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(d) have been satisfied and that the statements therein are true and correct; and

(ii)	attaching a certificate of status issued by the Florida Secretary of State for Next Charging, dated as of a date within 5 days of the Closing Date.

Section 2.05 Company Deliverables at the Closing. At the Closing, the Company shall:

(a)	Record the Members in the books and records of the Company as the owners of the applicable portions of the Exchange Shares;

(b)	Deliver to the Members’ Representative on behalf of the Members a certificate of an executive Officer of the Company, dated as of the Closing Date; and:

(i)	certifying that the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c) have been satisfied and that the statements therein are true and correct; and

(ii)	attaching a certificate of status issued by the Delaware Secretary of State for the Company, dated as of a date within 5 days of the Closing Date.

Section 2.06 Additional Agreements and Actions at and Following the Closing.

(a)	At the Closing, the Company Board shall name Michael Farkas as Chief Executive Officer and as a Director and as the Executive Chairman of the Company.

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(b)	At the Closing, the Company shall enter into a lock-up agreement, in the form as attached hereto as Exhibit B (each, a “Lock-Up Agreement”), with (i) each Director of the Company; (ii) each officer of the Company; and (iii) each Member, which Lock-Up Agreements shall provide that the Equity Securities of the Company held by such counterparties to the Lock-Up Agreements are restricted from transfer for a period of 12 months following the Closing, and in each case subject to the terms and conditions of the Lock-Up Agreements.

Section 2.07 Vesting and Forfeiture of Exchange Shares.

(a)	The Restricted Shares shall be subject to vesting or forfeiture as set forth in this Section 2.07.

(b)	For purposes herein, “Period of Restriction” shall mean the period commencing on the Closing Date and expiring on the third annual anniversary of the Closing Date. During the Period of Restriction, the Restricted Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, and the Company as escrow agent will hold the Restricted Shares, until the restrictions thereon have lapsed and such Restricted Shares have vested, as set forth herein. During the Period of Restriction, Members holding Restricted Shares granted hereunder may exercise full voting rights with respect to those Shares, and will be entitled to receive all dividends and other distributions paid with respect to the Common Stock. If any such dividends or distributions are paid in shares of Common Stock, such shares of Common Stock will be subject to the same restrictions on transferability as the Restricted Shares with respect to which they were paid. At the time that such the restrictions thereon have lapsed and such Restricted Shares have vested, as set forth herein, the Restricted Shares shall constitute fully earned and vested shares of Common Stock, and the Member holding such shares shall have all the rights of a stockholder with respect thereto.

(c)	Any vesting or forfeiture of the Restricted Shares shall be allocated pro rata between the Members in the same proportion as the Members received the Vested Stock at the Closing.

(d)	The Restricted Shares shall vest, if at all, as follows:

(i)	Upon the Company completing the acquisition of the acquisition target as set forth in Section 2.07(d)(i) of the Company Disclosure Schedules (the “First Target”) 20,000,000 of the Restricted Shares shall vest. In the event that the Members’ Representative determines that the First Target as previously identified between the Members’ Representative and the Company is not capable of being acquired, then the Members’ Representative and the Company shall negotiate in good faith to determine a replacement “First Target”.

(ii)	Upon the Company completing the acquisition of the second acquisition target as set forth in Section 2.07(d)(ii) of the Company Disclosure Schedules (the “Second Target”), 20,000,000 of the Restricted Shares shall vest. In the event that the Members’ Representative determines that the Second Target as previously identified between the Members’ Representative and the Company is not capable of being acquired, then the Members’ Representative and the Company shall negotiate in good faith to determine a replacement “Second Target”.

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(iii)	For every $20,000,000 of proceeds received by the Company following the Closing Date from (i) any issuance of its Equity Securities or debt securities; or through the receipt of grants, rebates or subsidies received from utilities, government agencies, quasi government agencies, or granting/rebate authorities, calculated collectively, an additional 10,000,000 Restricted Shares shall vest. By way of example and not limitation, in the event that the Company receives proceeds of $20,000,000 from the sale of Common Stock, 10,000,000 Restricted Shares shall vest, and if thereafter the Company receives additional proceeds of $20,000,000 from the sale of Common Stock, an additional 10,000,000 Restricted Shares shall vest. For purposes of this Section 2.07(d)(iii), the following provisions shall apply:

(A)	Grants and rebates shall be deemed received once funds are paid out by the granting or paying authority and received by the Company, regardless of any additional conditions placed on such grants or rebates. Any rebates shall be limited to the rebates received by the Company to assist in the cost of deployment of the Company’s systems.

(B)	Subsidies shall be deemed received once the Company receives such subsidies, if in the form of payment, via payment from the paying authority, or when the Company receives the benefit thereof, if in the form of a discount or similar event, regardless of any additional conditions placed on such subsidies.

(iv)	For each of the first three Fueling Stations (as defined below) purchased by the Company following the Closing as a direct result of the occurrence of the Transactions, an additional 10,000,000 Restricted Shares shall vest. By way of example and not limitation, upon the acquisition of the first Fueling Station purchased by the Company following the Closing as a direct result of the occurrence of the Transactions, 10,000,000 Restricted Shares shall vest; upon the acquisition of the second Fueling Station purchased by the Company following the Closing as a direct result of the occurrence of the Transactions, an additional 10,000,000 Restricted Shares shall vest; and upon the acquisition of the third Fueling Station purchased by the Company following the Closing as a direct result of the occurrence of the Transactions, an additional 10,000,000 Restricted Shares shall vest. For purposes herein, “Fueling Station” means a traditional gas station and rest-stop/service station or other income-producing property that will offer fuel and electric vehicle charging centers, in each case which (i) has reasonable space available to develop and deploy the systems proposed to be developed and deployed by the Company at such location and (ii) serve the purpose of generating revenue from fuel, electric vehicle charging and solar and battery storage systems.

(v)	For each subsequent Fueling Station purchased by the Company following the Closing as a direct result of the occurrence of the Transactions, beyond the three Fueling Stations as set forth in Section 2.07(d)(iv), an additional 5,000,000 Restricted Shares shall vest. By way of example and not limitation, upon the acquisition of the first Fueling Station purchased by the Company following the Closing as a direct result of the occurrence of the Transactions, beyond the three Fueling Stations as set forth in Section 2.07(d)(iv), 5,000,000 Restricted Shares shall vest.

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(vi)	For each solar, wireless electric vehicle charging, and/or battery storage, system, being systems in which energy is stored in order to reduce load and capacities on the electrical grid, deployed as a standalone system and not as a fuel station (which shall mean that the system is deployed and operational as a standalone system and not as a fuel station) by the Company following the Closing, 5,000,000 Restricted Shares shall vest. By way of example and not limitation, upon the deployment of the first solar, wireless electric vehicle charging, and/or battery storage system by the Company following the Closing, 5,000,000 Restricted Shares shall vest; and upon the deployment of a subsequent solar, wireless electric vehicle charging, and/or battery storage system by the Company following the Closing an additional 5,000,000 Restricted Shares shall vest. For purposes herein, a “solar system” means a 500kw to 5MW system in which the Company produces solar energy and transmits it to the electrical grid, or to a third party which purchase the energy, which third party may be the customer for the solar energy in the event that such energy powered the Company’s charging stations.

(vii)	Upon the deployment by the Company of the first beta of dynamic wireless EV charging following the Closing, 10,000,000 Restricted Shares shall vest. For purposes of this Section 2.07(d)(vii), the deployment of the beta will be defined as an installation with the ability to test in a real world application (such as installing it in an HOA/small segment of road/university campus/rest stop area, or similar).

(viii)	Upon the sale by the Company to a residential customer of the first wireless EV charging station that is developed based on intellectual property owned by the Company at such time, with such sale following the Closing, 10,000,000 Restricted Shares shall vest.

(e)	The determination of whether any of the conditions to the vesting of the Restricted Shares as set forth in Section 2.07(d) have been satisfied, and therefore whether any or all of the Restricted Shares are to vest, shall be made jointly by the Members’ Representative and the Board of Directors of the Company. In the event that the Members’ Representative and the Board of Directors of the Company are not able to agree thereon within 30 days of the commencement of efforts to do so, either the Members’ Representative or the Company may proceed to resolve such disagreement pursuant to the procedures as set forth in Section 9.04.

(f)	In the event that any of the vesting conditions set forth in Section 2.07(d) occur, but as a result thereof the total of (i) the Restricted Shares which have previously become vested and (ii) the Restricted Shares which are to become vested at such time, would exceed 84,000,000, then only such number of Restricted Shares which may vest and result in a total of 84,000,000 Restricted Shares being vested shall so vest, and thereafter no additional vesting shall occur pursuant to the provisions of Section 2.07(d).

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(g)	In the event that any of the initial 84,000,000 Restricted Shares have not vested pursuant to the provisions herein as of the end of the Period of Restriction, such unvested Restricted Shares will be forfeited and will revert to the Company and will be returned to the status of authorized and unissued shares of Common Stock.

Section 2.08 Additional Documents. At and following the Closing, the Parties shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to or following the Closing, together with such other items as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the Transactions.

Section 2.09 Tax Consequences. For U.S. federal Tax purposes, the Exchange is intended to qualify as a “reorganization” within the meaning of Section 351 and Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

Article III. Representations and Warranties Relating to Next Charging

As an inducement to, and to obtain the reliance of the Company, the Members’ Representative represents and warrants to the Company, except as set forth in the Disclosure Schedules delivered by the Members’ Representative to the Company on the Effective Date (the “Member Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, as of the Effective Date and as of the Closing Date, except as otherwise specifically set forth below as to representations and warranties which speak solely with respect to a particular date, as follows:

Section 3.01 Existence and Power. Next Charging is a limited liability company, duly organized, validly existing, and in good standing under the Laws of the state of Delaware and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.

Section 3.02 Capitalization.

(a)	The Membership Interests constitute 100% of the equity interests of Next Charging. None of the Membership Interests is subject to pre-emptive or similar rights pursuant to any organizational document of Next Charging, including the Articles of Organization and any operating agreement of Next Charging (the “Next Charging Organizational Documents”). Except for the Next Charging Organizational Documents, there are no voting agreements, rights of first refusal, drag-along, tag-along, rights of participation or other similar rights with respect to the Membership Interests to which all of the Members and Next Charging are a party.

(b)	The Membership Interests are held by the Members in the proportions as set forth in Section 3.02(b) of the Member Disclosure Schedules (the “Capitalization Table”).

(c)	All of the Membership Interests are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Florida Act or the Next Charging Organizational Documents. None of the outstanding Membership Interests have been issued in violation of any applicable securities Laws

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(d)	There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Transaction Documents), (A) relating to the issued or unissued Equity Securities of Next Charging or (B) obligating Next Charging to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such Equity Securities, or (C) obligating Next Charging to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such Equity Securities. Other than as expressly set forth in this Agreement, there are no outstanding obligations of Next Charging to repurchase, redeem or otherwise acquire any Equity Securities of Next Charging or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(e)	All Indebtedness of Next Charging as of the Effective Date is disclosed in Section 3.02(e) of the Member Disclosure Schedules. No Indebtedness of Next Charging contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Next Charging or (iii) the ability of Next Charging to grant any Lien on its properties or assets.

Section 3.03 Compliance with Laws. Next Charging is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Next Charging, and Next Charging has not received written notice alleging any violation of applicable Law in any material respect by Next Charging. Next Charging is not under investigation with respect to any violation or alleged violation of, any law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and Next Charging has not previously received any subpoenas from any Governmental Authority.

Section 3.04 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Members’ Representative, threatened, material Action to which Next Charging is subject which would reasonably be expected to have a Material Adverse Effect on Next Charging. There is no material Action that Next Charging has pending against any other Person. Next Charging is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Next Charging holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Next Charging.

Section 3.05 Litigation. There is no (a) Action of any nature currently pending or, to the Knowledge of the Members’ Representative, threatened, and no such Action has been brought since its incorporation; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since its organization, in either case of (a) or (b) by or against Next Charging, its current or former managers, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of Next Charging must be related to Next Charging’s business, equity securities or assets), its business, equity securities or assets. Since its organization, none of the current or former officers, senior management or managers of Next Charging have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

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Section 3.06 Transactions with Affiliates. Section 3.06 of the Member Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the Effective Date under which there are any existing or future Liabilities or obligations between Next Charging and any (a) present or former manager, officer or employee or Affiliate of Next Charging, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Next Charging’s outstanding membership interests as of the Effective Date.

Section 3.07 Investment Company Act. Next Charging is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 3.08 Projections. The Members’ Representative represents and warrants that the projections and valuations of Next Charging as provided to the Company have been prepared in good faith, but neither none of the Members’ Representative, any Member nor Next Charging has any means of assuring that the results, valuation or other matters as set forth therein will ultimately be achieved or obtained, and makes no representations or warranties with respect thereto.

Section 3.09 Independent Investigation. The Members’ Representative has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Members’ Representative acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement and in any certificate delivered to the Members’ Representative pursuant hereto; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Company, or this Agreement, except as expressly set forth in this Agreement or in any certificate delivered to the Members’ Representative or the Members pursuant hereto.

Section 3.10 No Brokers. The Members’ Representative has not retained any broker or finder in connection with any of the Transactions, and the Members’ Representative has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

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Article IV. Representations and Warranties of Each Member

As an inducement to, and to obtain the reliance of the Company, each Member, severally and not jointly and severally, represents and warrant to the Company, as of the Effective Date and as of the Closing Date, except as otherwise specifically set forth below as to representations and warranties which speak solely with respect to a particular date as follows with respect to such Member, the Exchange Shares to be received by such Member and the Membership Interests held by such Member, as follows:

Section 4.01 Existence and Power. Such Member is a natural person or is an entity duly organized, validly existing, and in good standing under the Laws of the state of its organization and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.

Section 4.02 Due Authorization. Such Member has taken all actions required by Law, its organizational documents (if applicable) or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the Transactions.

Section 4.03 Valid Obligation. This Agreement and all Transaction Documents executed by such Member in connection herewith constitute the valid and binding obligations of such Member, enforceable in accordance with its or their terms, except as may be limited by the Enforceability Exceptions.

Section 4.04 No Conflict With Other Instruments. The execution of this Agreement by such Member and the consummation of the Transactions by such Member will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which such Member is a party or to which any of such Member’s assets, properties or operations are subject.

Section 4.05 Non-Contravention. The execution and delivery by such Member of this Agreement and each Transaction Document to which it is a party, the consummation by such Member of the transactions contemplated hereby and thereby, and compliance by such Member with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the organizational documents of the Company, (b) conflict with or violate any Law, Order or Consent applicable to such Member, or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Member under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Member under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract which is material to the operations of such Member, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on such Member.

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Section 4.06 Capitalization; Title to Membership Interests.

(a)	Such Members is, as of the Effective Date, and on the Closing Date will be, the record and beneficial owner and holder of the Membership Interests to be delivered by such Member, free and clear of all Liens. None of the Membership Interests held by such Member is subject to pre-emptive or similar rights pursuant to any requirement of Law or any contract with such Member, and no Person has any pre-emptive rights or similar rights to purchase or receive any Membership Interests or other interests in Next Charging from such Member.

(b)	The Membership Interests held by such Member are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Florida Act, the Next Charging Organizational Documents or any Contract to which such Member or Next Charging is a party.

Section 4.07 Investment Representations.

(a)	Investment Purpose. Such Member understands and agrees that the consummation of the Transactions including the delivery of the Exchange Shares to such Member in exchange for the Membership Interests held by such Member as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes and that the Exchange Shares are being acquired by such Member for such Member’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

(b)	Investor Status. Such Member is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (and “Accredited Investor”).

(c)	Reliance on Exemptions. Such Member understands that the Exchange Shares are being offered and sold to such Member in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Company is relying upon the truth and accuracy of, and such Member’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Member set forth herein in order to determine the availability of such exemptions and the eligibility of such Member to acquire the Exchange Shares.

(d)	Information. Such Member has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Exchange Shares which have been requested by such Member. Such Member has been afforded the opportunity to ask questions of the Company. Such Member has such knowledge and experience in financial and business matters that such Member is capable of evaluating the merits and risks of the prospective investment and the receipt of the Exchange Shares. Such Member understands that such Member’s investment in the Exchange Shares involves a significant degree of risk. Such Member is not aware of any facts that may constitute a breach of any of the Company’s representations and warranties made herein.

(e)	Governmental Review. Such Member understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Exchange Shares.

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(f)	Transfer or Resale. Such Member understands that (i) the sale or re-sale of the Exchange Shares have not been and is not being registered under the Securities Act or any applicable state securities Laws, and the Exchange Shares may not be transferred unless (a) the Exchange Shares are sold pursuant to an effective registration statement under the Securities Act, (b) such Member shall have delivered to the Company, at the cost of such Member, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Exchange Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by the Company, (c) the Exchange Shares are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of such Member who agree to sell or otherwise transfer the Exchange Shares only in accordance with this Section 4.07(f) and who is an Accredited Investor, (d) the Exchange Shares are sold pursuant to Rule 144, or (e) the Exchange Shares are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and such Member shall have delivered to the Company, at the cost of such Member, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by the Company; (ii) any sale of such Exchange Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Exchange Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Exchange Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case). Notwithstanding the foregoing or anything else contained herein to the contrary, the Exchange Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

(g)	Legends. Such Member understands that the Exchange Shares, until such time as the Exchange Shares have been registered under the Securities Act, or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Exchange Shares may bear a standard Rule 144 legend and a stop-transfer order may be placed against transfer of the certificates for such Exchange Shares.

(h)	Removal. The legend(s) referenced in Section 4.07(g) shall be removed and the Company shall issue a certificate without such legend to the holder of any Exchange Shares upon which it is stamped, if, unless otherwise required by applicable state securities Laws, (a) the Exchange Shares are registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Exchange Shares may be made without registration under the Securities Act, which opinion shall be accepted by the Company so that the sale or transfer is effected. Such Member agrees to sell all Exchange Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

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Section 4.08 Independent Investigation. Such Member has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Such Member acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement and in any certificate delivered to such Member pursuant hereto; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Company, or this Agreement, except as expressly set forth in this Agreement or in any certificate delivered to such Member pursuant hereto.

Section 4.09 No Brokers. Such Member has not retained any broker or finder in connection with any of the Transactions, and such Member has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Article V. Representations and Warranties of the Company

As an inducement to, and to obtain the reliance of the Members and the Members’ Representative, the Company represents and warrants to the Members and the Members’ Representative, except as set forth in the Company Disclosure Schedules delivered by the Company to the Members’ Representative on the Effective Date (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, as of the Effective Date and as of the Closing Date, except as otherwise specifically set forth below as to representations and warranties which speak solely with respect to a particular date, as follows:

Section 5.01 Corporate Existence and Power. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The SEC Reports contain copies of the certificate of incorporation and bylaws of the Company as in effect on the Effective Date (the “Company Organizational Documents”). The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, violate any provision of the Company Organizational Documents. Other than as set forth herein as to the conditions to the Closing, the Company has taken all action required by Law, the Company Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement, and the Company has full power, authority, and legal right and has taken all action required by Law, the Company Organizational Documents or otherwise to consummate the Transactions.

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Section 5.02 Due Authorization. The execution, delivery and, subject to the completion of the Certificate Amendment, the performance, of this Agreement does not, and the consummation of the Transactions will not, violate any provision of the Company Organizational Documents. Other than the Required Stockholder Approval, the Company has taken all actions required by Law, the Company Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the Transactions. The Company Board has authorized the execution and delivery of this Agreement by the Company and has approved this Agreement and the Transactions and has not withdrawn such approval.

Section 5.03 Valid Obligation. This Agreement and all agreements and other documents executed by the Company in connection herewith constitute the valid and binding obligations of the Company, enforceable in accordance with its or their terms, except as may be limited the Enforceability Exceptions.

Section 5.04 Governmental Approvals. Except as otherwise described in Section 5.04 of the Company Disclosure Schedules, no Consent of or from any Governmental Authority, on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement and each Transaction Document to which it is a party or the consummation by the Company of the transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 5.05 Non-Contravention. Except as otherwise described in Section 5.05 of the Company Disclosure Schedules, the execution and delivery by the Company of this Agreement and each Transaction Document to which it is a party, the consummation by the Company of the transactions contemplated hereby and thereby, and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.04, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company, or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract which is material to the operations of the Company, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Company.

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Section 5.06 Capitalization.

(a)	The Company is authorized to issue 50,000,000 shares of Common Stock, and 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). No shares of Preferred Stock have been designated as any class or series of preferred stock, and no shares of Preferred Stock are issued and outstanding. There are 3,600,577 shares of Common Stock issued and outstanding. All outstanding shares of the Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Organizational Documents or any Contract to which the Company is a party. None of the outstanding Common Stock, and any other Derivatives or Equity Securities of the Company have been issued in violation of any applicable securities Laws

(b)	Except as set forth in Section 5.06(b) of the Company Disclosure Schedules there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Transaction Documents), (A) relating to the issued or unissued shares of the Company or (B) obligating the Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than as expressly set forth in this Agreement, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Section 5.06(b) of the Company Disclosure Schedules, there are no stockholders agreements, voting trusts or other agreements or understandings to which Company is a party with respect to the voting of any shares of the Company.

(c)	All Indebtedness of the Company as of the Effective Date is disclosed in Section 5.06(c) of the Company Disclosure Schedules. No Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Company or (iii) the ability of the Company to grant any Lien on its properties or assets.

Section 5.07 Exchange Shares. The Exchange Shares to be issued and delivered to the Members in accordance with this Agreement shall be, upon issuance and delivery of such Exchange Shares, be fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement and any Liens incurred by the Members, and the issuance and sale of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

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Section 5.08 SEC Filings and Company Financials.

(a)	The Company has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the Effective Date. Except to the extent available on the SEC’s web site through EDGAR, the Company has delivered to the Members’ Representative copies in the form filed with the SEC of all of the following: (i) the Company’s annual reports on Form 10-K for each fiscal year of the Company beginning with the first year the Company was required to file such a form, (ii) the Company’s quarterly reports on Form 10-Q for each fiscal quarter that the Company filed such reports to disclose its quarterly financial results in each of the fiscal years of the Company referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Company with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, as of the Effective Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports, and none of the SEC Reports filed on or prior to the Effective Date is subject to ongoing SEC review or investigation as of the Effective Date. The Public Certifications are each true as of their respective dates of filing. As used in this Section 5.08, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the Effective Date, (A) the Common Stock is listed on Nasdaq, (B) the Company has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of the Common Stock, (C) there are no Actions pending or, to the Knowledge of the Company, threatened against the Company by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Common Stock on Nasdaq and (D) the Company is in compliance with all of the applicable corporate governance rules of Nasdaq.

(b)	The financial statements and notes of the Company contained or incorporated by reference in the SEC Reports (the “Company Financials”), fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

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(c)	Except as and to the extent reflected or reserved against in the Company Financials, the Company has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Company Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Company’s formation in the ordinary course of business. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in all material respects in the Company Financials as of the date of such Company Financial.

Section 5.09 Compliance with Laws. The Company is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Company, and the Company has not received written notice alleging any violation of applicable Law in any material respect by the Company. The Company is not under investigation with respect to any violation or alleged violation of, any law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and the Company has not previously received any subpoenas from any Governmental Authority.

Section 5.10 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Company, threatened, material Action to which the Company is subject which would reasonably be expected to have a Material Adverse Effect on the Company. There is no material Action that the Company has pending against any other Person. The Company is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Company holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 5.11 Litigation. There is no (a) Action of any nature currently pending or, to the Knowledge of the Company, threatened, and no such Action has been brought since its incorporation; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since its incorporation, in either case of (a) or (b) by or against the Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business, equity securities or assets), its business, equity securities or assets. Since its incorporation, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

Section 5.12 Transactions with Affiliates. Section 5.12 of the Company Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the Effective Date under which there are any existing or future Liabilities or obligations between the Company and any (a) present or former director, officer or employee or Affiliate of the Company, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Company’s outstanding capital stock as of the Effective Date.

Section 5.13 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

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Section 5.14 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Next Charging and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Next Charging for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Members and the Members’ Representative set forth in this Agreement and in any certificate delivered to Company pursuant hereto; and (b) none of the Members, the Members’ Representative nor their respective Representatives have made any representation or warranty as to Next Charging, or this Agreement, except as expressly set forth in this Agreement or in any certificate delivered to Company pursuant hereto.

Section 5.15 No Brokers. The Company has not retained any broker or finder in connection with any of the Transactions, and the Company has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Article VI. Additional Agreements and Covenants

Section 6.01 Delivery of Books and Records. At the Closing, the Members’ Representative shall deliver to the Company the originals of the minute books, books of account, contracts, records, and all other books or documents of Next Charging now in the possession of the Members’ Representative or its Representatives.

Section 6.02 Third Party Consents and Certificates. The Parties agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the Transactions.

Section 6.03 Notices of Certain Events. In addition to any other notice required to be given by the terms of this Agreement, each of the Parties shall promptly notify the other Parties of:

(a)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions;

(b)	any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions; and

(c)	any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such Party that, if pending on the Effective Date, would have been required to have been disclosed pursuant hereto or that relates to the consummation of the Transactions.

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Section 6.04 Stockholder Approval.

(a)	As promptly as practicable after the date hereof, the Company shall undertake such actions to obtain the approval of the stockholders of the Company for (i) the adoption and approval of this Agreement and the Transactions, including the issuance of the Exchange Shares and the shares of Common Stock which may be issued upon the Closing, in accordance with the Company Organizational Documents, the Securities Act, the DGCL and the rules and regulations of the SEC and Nasdaq, (ii) the adoption and approval of the amendment to the Certificate of Incorporation of the Company as required to effect the Certificate Amendment, and (iii) such other matters as the Company and Members’ Representative shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (ii), collectively, the “Stockholder Approval Matters”).

(b)	The Parties acknowledge and agree that the Company shall use its commercially reasonable efforts to obtain the approval of the Stockholder Approval Matters by the stockholders of the Company (the “Required Stockholder Approval”) via a written consent in lieu of a meeting of the stockholders of the Company. In the event that the Required Stockholder Approval is so obtained via a written consent, the Company shall file a Schedule 14C with the SEC and thereafter take such additional actions to cause the written consent to be effective and operative.

(c)	In the event that the Required Stockholder Approval has not been received via a written consent of the stockholders of the Company by August 31, 2023, then the Company shall thereafter as promptly as practicable call a special meeting of the stockholders of the Company for the purpose of obtaining the Required Stockholder Approval, and shall thereafter file with the SEC such filings as required to call such special meeting and to solicit proxies from Company stockholders for the approval of the Stockholder Approval Matters and shall thereafter take such actions as reasonably required to hold and conclude such special meeting and to obtain the Required Stockholder Approval thereat. The Company and the Members’ Representative shall reasonably cooperate with respect to any such filings with the SEC, and the Members’ Representative and its counsel shall be provided with a reasonable opportunity to review and comment thereon, and Company shall consider any such comments timely made in good faith. The Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with such filings and the special meeting of the Company’s stockholders and in obtaining the Required Stockholder Approval.

Section 6.05 Members’ Representative.

(a)	Each Member constitutes and appoints the Members’ Representative as its Representative and its true and lawful attorney in fact, with full power and authority in its name and on its behalf:

(i)	to act on such Members’ behalf in the absolute discretion of Members’ Representative with respect to all matters relating to this Agreement, including execution and delivery of any amendment, supplement, or modification of this Agreement or any Transaction Document and any waiver of any claim or right arising out of this Agreement or the provision of any consent or agreement hereunder; and

(ii)	in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 6.05.

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(b)	This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and will not be terminated by any act of any Member or by operation of law, whether by the death or incapacity of any Member or by the occurrence of any other event. Each Member hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by Members’ Representative pursuant to this Section 6.05. Each Member agrees that Members’ Representative shall have no obligation or liability to any Person for any action taken or omitted by Members’ Representative in good faith, even if taken or omitted negligently, and each Member shall indemnify and hold harmless Members’ Representative from, and shall pay to Members’ Representative the amount of, or reimburse Members’ Representative for, any Loss that Members’ Representative may suffer, sustain, or become subject to as a result of any claim made or threatened against Members’ Representative in his capacity as such.

(c)	The Company shall be entitled to rely upon any document or other paper delivered by Members’ Representative as being authorized by Members, and the Company shall not be liable to any Member for any action taken or omitted to be taken by the Company based on such reliance.

Article VII. Conditions to the Closing

Section 7.01 Conditions to the Obligations of all of the Parties. The obligations of all of the Parties to consummate the Closing are subject to the satisfaction, or waiver by the Company, on behalf of the Company, or by the Members’ Representative on behalf of the Members’ Representative and the Members, at or before the Closing Date of all the following conditions:

(a)	No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement and no Governmental Authority shall have imposed any terms or conditions on the Transactions which would reasonably be expected to materially impact the operations of the Company or Next Charging following the Closing.

(b)	There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(c)	The Parties shall have received all necessary approvals from all required Governmental Authorities to consummate the Transactions.

(d)	The Company Board shall have approved this Agreement and the Transactions and shall not have withdrawn such approval.

(e)	The Required Stockholder Approval shall have been obtained and shall have become effective under applicable Law.

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(f)	The Certificate Amendment shall have been completed and the Company shall have provided reasonable evidence thereof to the Members’ Representative.

(g)	The Company shall have completed and filed a listing of additional securities with Nasdaq and the waiting period thereunder shall have expired, and the Company shall have completed such additional requirements of Nasdaq such that the Transactions may be consummated in compliance with the rules and regulations of Nasdaq.

Section 7.02 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Closing are subject to the satisfaction (or waiver by the Company in its sole discretion), at or before the Closing Date, of the following conditions:

(a)	The representations and warranties made by the Members’ Representative and the Members in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality and the representations and warranties in Section 3.01, Section 3.02, Section 4.01, Section 4.02 and Section 4.06, which shall each be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement;

(b)	The Members and the Members’ Representative shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Members and the Members’ Representative prior to or at the Closing;

(c)	The Members’ Representative shall have provided to the Company audited financial statements for Next Charging and related auditor reports thereon from a Public Company Accounting Oversight Board-registered auditor, which consents to the inclusion of its statements in SEC public filings, for each of the two most recently ended fiscal years and any other period audited or unaudited but reviewed financials are required to be included in the SEC Reports following the Closing pursuant to applicable Law, and unaudited statements for any other required interim periods; and

(d)	There shall have occurred no Material Adverse Effect with respect to Next Charging.

Section 7.03 Condition to the Obligations of the Members. The obligations of the Members and the Members’ Representative to consummate the Closing are subject to the satisfaction (or waiver by the Members’ Representative in its sole discretion), at or before the Closing Date, of the following conditions:

(a)	The representations and warranties made by the Company in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, and other than the representations and warranties as set forth in Section 5.01, Section 5.02 and Section 5.07, which shall each be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement;

(b)	The Company shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company prior to or at the Closing; and

(c)	There shall have occurred no Material Adverse Effect with respect to the Company.

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Article VIII. Termination; Survival

Section 8.01 Termination. This Agreement may be terminated on or prior to the Closing Date:

(a)	By the mutual written consent of the Company and the Members’ Representative;

(b)	By the Company (i) if the conditions to the Closing as set forth in Section 7.01 and Section 7.02 have not been satisfied or waived by the Company, which waiver the Company may give or withhold in its sole discretion, by the Termination Date, provided, however, that the Company may not terminate this Agreement pursuant to this clause (i) of this Section 8.01(b) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by the Company; or (ii) if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Members or the Members’ Representative contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 7.02 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Company or cured by the Members or the Members’ Representative, as applicable, within five (5) Business Days after receipt by the Members’ Representative of written notice thereof from the Company or is not reasonably capable of being cured prior to the Termination Date;

(c)	By the Members’ Representative (i) if the conditions to Closing as set forth in Section 7.01 and Section 7.03 have not been satisfied or waived by the Members’ Representative, which waiver the Members’ Representative may give or withhold in its sole discretion, by the Termination Date, provided, however, that the Members’ Representative may not terminate this Agreement pursuant to this clause (i) of this Section 8.01(c) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by the Members’ Representative or any Member; or (ii) if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 7.03 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Members’ Representative or cured by the Company, applicable, within five (5) Business Days after receipt by the Company of written notice thereof from the Members’ Representative or is not reasonably capable of being cured prior to the Termination Date; or

(d)	By Company or the Members’ Representative, if a court of competent jurisdiction or other Governmental Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such order or action shall have become final and nonappealable.

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Section 8.02 Specific Enforcement. Notwithstanding the foregoing, the Parties acknowledge and agree that (i) if the Company has a right to terminate this Agreement pursuant to the provisions of clause (ii) of Section 8.01(b), the Company may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 9.17, provided that all conditions to Closing have been satisfied in the event that such specific performance is seeking to cause the Closing to occur, waiver of any condition to close not being sufficient to implicate the right of specific performance as set forth herein; and (ii) if the Members’ Representative has a right to terminate this Agreement pursuant to the provisions of clause (ii) of Section 8.01(c), the Members’ Representative may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 9.17, provided that all conditions to Closing have been satisfied in the event that such specific performance is seeking to cause the Closing to occur, waiver of any condition to close not being sufficient to implicate the right of specific performance as set forth herein.

Section 8.03 Survival After Termination. If this Agreement is terminated by in accordance with Section 8.01, this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any Party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any Party); provided, however, that this Section 8.03 and Article IX shall survive the termination of this Agreement and nothing herein shall relieve any Party from any liability for fraud or any willful and material breach of the provisions of this Agreement prior to the termination of this Agreement.

Section 8.04 Survival Following Closing. In the event that the Closing occurs, the representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the either of the Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against either Party or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

Article IX. Miscellaneous

Section 9.01 Notices.

(a)	Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Members’ Representative, to:

Michael D. Farkas

407 Lincoln Road, Suite 701

Miami Beach, FL 33139

Email: MDF@FarkasGroup.com

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With a copy, which shall not constitute notice, to:

Anthony L.G., PLLC

Attn: Laura Anthony

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: lanthony@anthonypllc.com

If to any Member(s), to the Members’ Representative for further distribution to the applicable Member(s).

If to the Company, to:

EZFill Holdings, Inc.

Attn: Yehuda Levy

2999 NE 191st Street

Aventura, Florida 33180

Email: yehuda@ezfl.com

With a copy, which shall not constitute notice, to:

Sichenzia Ross Ference LLP

Attn: David B. Manno

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

Email: DManno@SRF.LAW

(b)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(c)	Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 9.02 Governing Law; Jurisdiction.

(a)	This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural Laws of the State of Delaware, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Delaware.

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(b)	Subject to the provisions of Section 9.04, each of the Parties irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the state or federal courts of the United States with jurisdiction in Miami-Dade County, Florida (the “Selected Courts”). By execution and delivery of this Agreement, each Party hereby (a) submits to the exclusive jurisdiction of any Selected Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the Selected Courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Selected Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.01, provided that nothing in this Section 9.02(b) shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Section 9.03 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.03.Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

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Section 9.04 Mediation.

(a)	The Parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to mediation before one mediator who is generally experienced in industries in which the Company and Next Charging operate, to be selected by the Company and the Members’ Representative (the “Mediator”). If the Company and the Members’ Representative cannot agree upon the Mediator within ten (10) Business Days of the commencement of the efforts to so agree on an Mediator, each of the Company and the Members’ Representative shall select one person as a mediator and the two mediators so selected shall select the sole Mediator who shall hear and resolve the dispute.

(b)	The Parties will endeavor to resolve the applicable dispute with the assistance of the Mediator for a period of thirty (30) days following the selection of the Mediator, and in the event that they are unable to do so, each Party shall be free to pursue other rights and remedies as may be available to them hereunder and under applicable Law.

(c)	In any mediation hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of Delaware applicable to a contract negotiated, signed, and wholly to be performed in the State of Delaware, which laws the Mediator shall apply. The mediation shall be held in Miami-Beach, Florida, Florida.

(d)	In any mediation hereunder, the Members’ Representative shall have the right to act for, and bind, any of the Members, pursuant to the provisions of Section 6.05.

Section 9.05 Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Transactions for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

Section 9.06 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 9.07 Confidentiality. Each Party agrees that, unless and until the Transactions have been consummated, it and its Representatives will hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof from any Representative, officer, director or employee, or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by Law or any regulation of any Governmental Authority to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the Transactions. In the event of the termination of this Agreement, each Party shall return to the applicable other Party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

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Section 9.08 Third Party Beneficiaries. This contract is strictly between the Parties, and except as specifically provided herein, no other Person and no director, officer, shareholder, employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement.

Section 9.09 Expenses. Subject to Section 9.04 and Section 9.06 and other than as specifically set forth herein, whether or not the Exchange is consummated, each of the Parties will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other Transactions.

Section 9.10 Entire Agreement. This Agreement, the other Transaction Documents and the other agreements and documents references herein represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 9.11 Amendment; Waiver; Remedies.

(a)	This Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Company and the Members’ Representative.

(b)	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(c)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

Section 9.12 No Presumption Against Drafter. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 9.13 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

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Section 9.14 No Assignment or Delegation. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

Section 9.15 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each Party shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the Transactions shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the Transactions.

Section 9.16 Further Assurances. From and after the Effective Date, each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the Transactions.

Section 9.17 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.18 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures Appear on Following Pages]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Members’ Representative

By:
Name:	Michael Farkas
Title:	Manager

EZFill Holdings, Inc.

By:
Name:	Yehuda Levy
Title:	Interim Chief Executive Officer

[Members’ Signatures appear on following pages]

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Member name: Inductive Holdings, LLC

By:
Name:	Michael Farkas
Title:	Manager

Member name: Michael Farkas

By:
Name:	Michael Farkas

[Members’ Signature Page to Exchange Agreement]

Exhibit A

Assignment of Membership Interests

(Attached)

Exhibit B

Form of Lock-Up Agreement

(Attached)